EXHIBIT 10.15

MATERIALS SUPPLY AGREEMENT (the "Agreement") dated as of April 1, 2005, by and between KYOCERA CORPORATION, a corporation organized under the laws of Japan ("KC"), and AVX CORPORATION, a Delaware corporation ("AVX").

WHEREAS KC is engaged in the manufacture of capacitors and various other electrical components at its manufacturing facilities;

WHEREAS AVX is engaged in the manufacture of capacitors and various other electrical components at its manufacturing facilities;

WHEREAS KC and AVX are each desirous of processing and selling to the other party, and KC and AVX are each desirous of purchasing from the other, certain raw and semi-processed materials used in the manufacture of capacitors and other electrical components, on the terms and conditions herein described;

NOW, THEREFORE, it is mutually agreed:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used herein, the following terms shall have the meanings as set forth below:

"Materials" shall mean the raw and semi-processed materials used in the manufacture of capacitors and various other electrical components.

"Purchaser" shall mean the party hereto that purchases the Materials from the other party as contemplated in this Agreement.

"Supplier" shall mean the party hereto that supplies and sells the Materials to the other party as contemplated in this Agreement.

ARTICLE II

Purchase of Materials

SECTION 2.01. Materials. The Supplier will sell to the Purchaser the Materials ordered by the Purchaser from time to time at prices and terms mutually agreed upon by such parties during the term of this Agreement.

SECTION 2.02. Purchase Orders. All purchases of Materials to be made pursuant to this Agreement will take the form of purchase orders to be communicated in writing, from time to time, from the Purchaser to the Supplier. The Supplier shall provide written notice to the Purchaser of all purchase orders so accepted, or any proposed modifications to such purchase orders, within five days following receipt thereof.

SECTION 2.03. Price, Delivery and Payment. The prices, dates and places of delivery, and terms of payment to be made pursuant to this Agreement are to be specified, and agreed upon between the Supplier and the Purchaser, in each and every such purchase order and such terms shall be equivalent to those terms which an independent unrelated party would agree to at arm's length.

SECTION 2.04. Alternate Sources. The Purchaser is authorized to obtain quotations on the Materials from other possible sources and if the Supplier fails to match the price and other conditions of sale which have been offered to the Purchaser from another source, the Purchaser may purchase the Materials from such other source or sources. If the Supplier fails to match the price and other conditions of sale, the Purchaser will be allowed to cancel any or all pending purchase orders for such Materials that are scheduled for delivery beyond the next 30 days.

ARTICLE III

Term and Termination

SECTION 3.01. Term. The term of this Agreement shall be one year. Subject to Section 3.02 below, this agreement shall be automatically renewed at the end of the first year, and each succeeding year, for an additional year.

SECTION 3.02. Termination. This Agreement may be terminated by either party by written notice to the other party given not less than six months prior to the expiration date of the current term or at the option of one party in case the other party becomes involved in receivership, bankruptcy or insolvency proceedings or in the event of action by any government which would render impossible performance of any obligations under this Agreement by either party. In any case wherein a breach of any of the covenants of this Agreement by either party is not remedied within a 90 day period after receipt of written notice thereof from the other party, this Agreement may be terminated if written notice of default without such 90 day remedy is given by the other party in the manner provided in Section 4.08 of this Agreement.

SECTION 3.03. Effect of Termination. Any termination of this Agreement pursuant to the provisions of Sections 3.01 or 3.02 will not prejudice either party's right to recover any amounts due hereunder or bring any cause of action or claims against the other party or any other person arising from the transactions contemplated by this Agreement.

ARTICLE IV

Miscellaneous

SECTION 4.01. Arbitration. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or breach thereof, shall be finally settled by arbitration pursuant to the Japan-America Trade Arbitration Agreement of September 16, 1952, by which each party hereto is bound. Such Arbitration shall be held in Osaka, Japan if initiated by AVX and shall be held in South Carolina if initiated by Kyocera.

SECTION 4.02. Waiver. The failure of either party to enforce at any time any provision of this Agreement or to require at any time performance by the other party of any provision hereof will not be construed to be a present or future waiver of such provisions or in any way affect the validity of this Agreement or any provision hereof or the right of the other party thereafter to enforce each and every such provision. one or more express waivers by either party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement, unless so provided in a writing signed by the parties hereto.

SECTION 4.03. Entire Agreement; Amendment. This Agreement constitutes the complete and full understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements or understandings between the parties hereto relating to the subject matter thereof. This Agreement may not be modified or amended except with the written consent of both parties.

SECTION 4.04. Assignment. This Agreement and the rights and obligations of a party under this Agreement may not be assigned or transferred without the prior written consent of the other party hereto.

SECTION 4.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one instrument. Counterparts may be delivered by facsimile.

SECTION 4.06. Severability. If any provision or provisions hereof shall, to any extent, be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and will be valid and enforceable to the fullest extent permitted by law.

SECTION 4.07. Captions. Captions contained in this Agreement are inserted as a matter of convenience and do not define, limit, extend or describe the scope of this Agreement or the intent of any provision.

SECTION 4.08. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable, telecopy, or e-mail, or sent, postage prepaid, by registered, certified or express mail (return receipt requested) or reputable overnight courier service, and shall be deemed given when so delivered by hand, telexed, cabled, telecopied, or e-mailed, or if mailed, ten days after mailing (two business days in the case of express mail or overnight courier service), as follows (or at such other address for a party as may be specified by like notice):

KYOCERA CORPORATION

6 Takeda Tobadono-cho,

Fushimi-ku, Kyoto 612-8501 Japan

Attention: President

AVX CORPORATION

17th Avenue South
Myrtle Beach, South Carolina 29577
U.S.A.

Attention: Chief Financial Officer

SECTION 4.09. No Third Party Beneficiaries. AVX and KC agree that the execution, delivery and performance of this Agreement are not intended to create any contractual rights benefiting any third parties and that in the event of breach or failure to perform by either party of its covenants or agreements contained in this Agreement such party shall be liable only to the other party hereto.

SECTION 4.10. Governing Law. This Agreement shall be governed and interpreted in accordance with the internal laws of South Carolina applicable to agreements made and to be performed entirely within such State, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

KYOCERA CORPORATION,     AVX CORPORATION,

by                      by
 _/s/ Yasuo Nishiguchi____                /s/ John S. Gilbertson____
Name: Yasuo Nishiguchi	Name: John S. Gilbertson
Title: President	Title: Chief Executive Officer
and President